Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2008, with respect to the consolidated financial statements and schedules of RAIT Financial Trust (which expressed an unqualified opinion and contained an explanatory paragraph regarding the Company’s adoption of Financial Accounting Statement No. 123(R) Share Based Payments in 2006) and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement .

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

June 10, 2008